Exhibit 99.1

FOR IMMEDIATE RELEASE

BIO-RAD REPORTS FIRST-QUARTER SALES INCREASE 31%

HERCULES, CA – May 6, 2008 – Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostics products, announced financial results today for the first quarter ended March 31, 2008.

First-quarter revenues were $422.2 million, up 30.9% compared to $322.5 million reported for the first quarter of 2007. On a currency-neutral basis, revenues increased 23.9% compared to the same period last year. These results were driven by continued growth across product areas in both the Life Science and Clinical Diagnostics segments as well as the addition of DiaMed Holding AG products to the Company’s portfolio in the fourth quarter of 2007, which contributed additional revenue of $62.7 million. Excluding the additional revenue from the DiaMed acquisition, first-quarter revenues were up 11.5%, or 4.5% on a currency-neutral basis, compared to the same quarter in 2007.

Net income for the first quarter was $26.5 million, or $0.96 per share on a fully diluted basis, compared to $27.0 million, or $0.99 per share, respectively, during the same period last year. Reflected in operating income are $6.7 million of amortization and purchase accounting adjustments associated with the DiaMed acquisition. First-quarter gross margin was 53.7% compared to 55.6% in the first quarter last year. The lower margin in the first quarter reflects the impact of the DiaMed acquisition including foregone profit margin and the amortization of intangibles.

“Financial results for the first-quarter reflect continued strength in many of our product areas,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “As the year progresses, we will continue to focus on the integration of DiaMed and expect to begin realizing the full potential of the combined businesses in the next several quarters.”

Life Science

Life Science segment net sales for the quarter were $154.6 million, up 9.2% compared to the same period last year. On a currency-neutral basis, segment sales increased by 2.3%. Performance in this segment benefited from sales of its electrophoresis products as well as Bio-Plex® suspension array system reagents, as several new assay panels were introduced during the quarter that fueled growth of this product line. During the quarter, the segment began shipping its next generation polymerase chain reaction (PCR) instruments, the new 1000-series thermal cycling and CFX Real Time platforms. Capital instrument sales for the Life Science segment were down slightly during the quarter, reflecting a general

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Bio-Rad Reports First-Quarter Sales Increase 31%

softness in the market resulting from reduced spending by both academic and bio-pharmaceutical customers.

Clinical Diagnostics

The Clinical Diagnostics segment reported net sales of $263.7 million for the first quarter, up 48.4%

compared to the first quarter last year, or 41.3% excluding currency effects. Excluding revenue from the DiaMed acquisition, net sales were up 13.1%, or 6.0% on a currency-neutral basis, from the same period last year. These results were largely due to growth across all product lines most notably diabetes, microbiology, virology, and quality control products, as well as additional revenue resulting from the acquisition of DiaMed in October 2007, which contributed instruments and reagents used in blood typing and screening to the Company’s product offerings. During the quarter, the MRSASelectTM test, a chromogenic medium used for the rapid screening of MRSA (methicillin-resistant Staphylococcus aureus), continued to gain market acceptance in the U.S. along with the in2itTM analyzer for point-of-care hemoglobin A1C testing, which was introduced in the fourth quarter of 2007. During the quarter, the segment introduced the BioPlex® 2200 Vasculitis kit for use on the BioPlex® 2200 system, which employs multiplexing technology to analyze multiple disease markers from a single patient sample.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) May 6, 2008. Interested parties can access the call by dialing 800-599-9829 (in the U.S.), or 617-847-8703 (international), access number 53867766. The live webcast can be accessed at http://www. bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.), or 617-801-6888 (international), access number 44990505, for seven days following the call and the webcast can be accessed at http://www.bio-rad.com for 30 days.

About Bio-Rad

Bio-Rad Laboratories, Inc. (AMEX: BIO and BIOb) has remained at the center of scientific discovery for more than 50 years manufacturing and distributing a broad range of products for the life science research and clinical diagnostic markets. The company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 85,000 research and industry customers worldwide through its global network of operations. The company employs approximately 6,300 people globally and had revenues approaching $1.5 billion in 2007. For more information, visit www.bio-rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by

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Bio-Rad Reports First-Quarter Sales Increase 31%

the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof.  Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

For more information contact:

Christine Tsingos, Vice President and Chief Financial Officer, or

Ron Hutton, Treasurer

Bio-Rad Laboratories, Inc.

510-724-7000

investor_relations@bio-rad.com

PART 1 – FINANCIAL INFORMATION
Item 1. Financial Statements.

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007

Net sales	$ 422,197	$ 322,508
Cost of goods sold	195,314	143,127
Gross profit	226,883	179,381

Selling, general and administrative expense	139,655	107,750
Product research and development expense	37,489	32,781
Interest expense	7,957	7,869
Foreign exchange (gains) losses, net	2,593	(272)
Other (income) expense, net	(193)	(6,186)
Income before taxes and minority interests	39,382	37,439

Provision for income taxes	(10,823)	(10,442)
Minority interests in earnings of consolidated subsidiaries	(2,064)	--
Net income	$ 26,495	$ 26,997

Basic earnings per share:
Net income	$ 0.99	$ 1.02
Weighted average common shares	26,881	26,580

Diluted earnings per share:
Net income	$ 0.96	$ 0.99
Weighted average common shares	27,464	27,156

The accompanying notes are an integral part of these condensed consolidated financial statements.

BIO-RAD LABORATORIES, INC

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2008	2007
Current assets:
Cash and cash equivalents	$ 129,480	$ 161,764
Short-term investments	47,643	61,977
Accounts receivable, net	366,509	358,076
Inventories, net	365,059	321,015
Other current assets	140,340	126,142
Total current assets	1,049,031	1,028,974

Net property, plant and equipment	287,573	271,561
Goodwill	352,671	328,439
Purchased intangibles, net	232,614	210,304
Other assets	131,399	132,316
Total assets	$ 2,053,288	$ 1,971,594

Current liabilities:
Notes payable and current maturities of long-term debt	$ 15,677	$ 15,627
Accounts payable	98,929	96,470
Accrued payroll and employee benefits	96,836	121,255
Sales, income and other taxes payable	36,832	27,905
Other current liabilities	139,172	152,911
Total current liabilities	387,446	414,168

Long-term debt, net of current maturities	442,446	441,805
Other long-term liabilities	110,880	109,497
Minority interests	30,249	34,434
Stockholders’ equity	1,082,267	971,690
Total liabilities, minority interests and stockholders’ equity	$ 2,053,288	$ 1 ,971,594

BIO-RAD LABORATORIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Cash flows from operating activities:
Cash received from customers	$ 436,521	$ 327,214
Cash paid to suppliers and employees	(421,973)	(324,067)
Interest paid	(8,938)	(8,540)
Income tax payments	(6,398)	(12,424)
Litigation settlement	(1,098)	(1,033)
Other operating activities	(291)	6,209
Net cash used in operating activities	(2,177)	(12,641)

Cash flows from investing activities:
Payments for acquisitions and long-term investments	(17,106)	(860)
Other investing activities	(17,858)	12,718
Net cash provided by (used in) investing activities	(34,964)	11,858

Cash flows from financing activities:
Payments on long-term debt	(2,190)	(123)
Other financing activities	4,979	7,388
Net cash provided by financing activities	2,789	7,265

Effect of exchange rate changes on cash	2,068	225

Net increase (decrease) in cash and cash equivalents	(32,284)	6,707
Cash and cash equivalents at beginning of period	161,764	223,607
Cash and cash equivalents at end of period	$ 129,480	$ 230,314

Reconciliation of net income to net cash used in operating activities:
Net income	$ 26,495	$ 26,997
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	23,740	14,375
Changes in working capital	(60,027)	(51,579)
Litigation settlement	(1,098)	(1,033)
Other	8,713	(1,401)
Net cash used in operating activities	$ (2,177)	$ (12,641)